Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-215937 and 333-205918 on Form S-8 of our reports dated August 29, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Lumentum Holdings Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended July 1, 2017.

/s/ Deloitte & Touche LLP

San Jose, California
August 29, 2017